EX 11.1

CHESAPEAKE CORPORATION AND SUBSIDIARIES

COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK

for the three years ended January 1, 2006

(Amounts in millions, except for per share amounts)

	2005	2004 (Restated)	2003 (Restated)
Basic:
Weighted average number of common shares outstanding	19.4	18.5	15.2

Income (loss) from continuing operations	$(315.0)	$11.7	$22.5
Discontinued operations, net of income taxes	0.7	—	4.4

Net income (loss)	$(314.3)	$11.7	$26.9

Per share amount:
Earnings (loss) from continuing operations	$(16.24)	$0.63	$1.48
Discontinued operations, net of income taxes	0.04	—	0.29

Basic earnings (loss) per share	$(16.20)	$0.63	$1.77

Diluted:
Weighted average number of common shares outstanding	19.4	18.5	15.2
Net additional common shares issuable upon exercise of dilutive options, determined by treasury stock method using the average price	—	0.1	—

Common shares, equivalents and other potentially dilutive securities	19.4	18.6	15.2

Income (loss) from continuing operations	$(315.0)	$11.7	$22.5
Discontinued operations, net of income taxes	0.7	—	4.4

Net income (loss)	$(314.3)	$11.7	$26.9

Per share amount:
Earnings (loss) from continuing operations	$(16.24)	$0.63	$1.48
Discontinued operations, net of income taxes	0.04	—	0.29

Diluted earnings (loss) per share	$(16.20)	$0.63	$1.77

Note: The financial results for fiscal 2004 and 2003 have been restated to correct errors in the Company’s accounting for deferred income taxes. See “Note 1 – Restatement” of Item 8 of this report.